EXHIBIT 23.2


                         Consent of Independent Auditors

     We consent to the incorporation by reference in the Registration Statement (Form S-8 Registration No. 33-93480) pertaining to the 1989 Stock Option Plan, as amended (the "Option Plan"); the 1995 Employee Stock Purchase Plan (the "Purchase Plan"); and 306,000 shares issuable under certain options granted outside the Option Plan in February 1995 (the "February 1995 Options"); the Registration Statement (Form S-8 Registration No. 333-15529) pertaining to the 1996 Non-Employee Directors Stock Option Plan (the "Non-Employee Plan") and the 1996 Stock Plan (the "Stock Plan") and the Registration Statement (Post Effective Amendment No. 1 to Form S-8/S-8 Registration No. 333-8416) pertaining to the Option Plan; the Purchase Plan; the February 1995 Options; the Non-Employee Plan; the Stock Plan; 298,848 shares issuable under that certain warrant granted in December 1994; 90,000 shares issuable under certain options granted outside the Option Plan, the Stock Plan and the Non-Employee Plan in June 1996; 10,000 shares issuable under certain options granted outside the Option Plan, the Stock Plan and the Non-Employee Plan in December 1996; and 498,400 shares issuable under certain options granted outside the Option Plan, the Stock Plan and the Non-Employee Plan in February 1998 of our report dated March 2, 2001, except for Note 13, as to which the date is March 9, 2001, with respect to the consolidated financial statements and schedule of ECCS, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2000 filed with the Securities and Exchange Commission.






                                          /s/ RICHARD A. EISNER & COMPANY LLP


New York, New York

March 29, 2001